Exhibit 5.1

Akerman LLP One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

September 25, 2014

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487-8242

Re:	The GEO Group, Inc. – Public Offering of $250,000,000 5.875%
Senior Notes due 2024

Ladies and Gentlemen:

We have acted as counsel to The GEO Group, Inc., a Florida corporation (the “Company”) and the subsidiary guarantors of the Company set forth in the Registration Statement (as defined below) (the “Subsidiary Guarantors” and, together with the Company, the “Registrants”), in connection with (i) that certain registration statement on Form S-3 filed by the Registrants with the Securities and Exchange Commission (the “Commission”) on September 12, 2014 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Company’s offering and sale of $250,000,000 5.875% Senior Notes due 2024 (the “Notes”) and the related guarantees of the Notes by the Subsidiary Guarantors (the “Note Guarantees”). The Registration Statement registers the offering from time to time, pursuant to Rule 415 under the Securities Act, of (i) common stock, par value $0.01 per share, of the Company (the “Common Stock”), (ii) preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (iii) debt securities of the Company (the “Debt Securities”) which may be senior or subordinated, (iv) guarantees of the Debt Securities (the “Guarantees”) by one or more of the Subsidiary Guarantors, (v) warrants to purchase Common Stock, Preferred Stock, Debt Securities or any combination thereof (the “Warrants”), and (vi) units consisting of one or more of the Company’s Common Stock, Preferred Stock, Debt Securities or Warrants, or any combination of those securities (the “Units” and, together with the Common Stock, the Preferred Stock, the Debt Securities, the Guarantees and the Warrants, the “Securities”). The Notes and the Note Guarantees are being offered and sold as described in the prospectus, dated September 12, 2014, contained in the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement thereto, dated September 22, 2014 (the “Preliminary Prospectus Supplement”), and the final prospectus supplement thereto, dated September 22, 2014

akerman.com

The GEO Group, Inc.

September 25, 2014

(the “Final Prospectus Supplement” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”). The Notes will be issued under the indenture, dated as of September 25, 2014, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) in substantially the same form as the form of indenture for senior debt securities filed with the Registration Statement (the “Base Indenture”). Certain terms of the Notes and Note Guarantees are being established pursuant to a First Supplemental Indenture, dated September 25, 2014, among the Company, the Subsidiary Guarantors and the Trustee, to the Base Indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). We refer herein to the Subsidiary Guarantors listed on Annex I hereto, each of which is formed or organized under the laws of the States of Florida, Delaware, California and Illinois, as the “Specified Subsidiary Guarantors.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinion expressly so stated.

In connection with this opinion, we have examined the organizational documents of the Company and of the Subsidiary Guarantors, and such corporate records, documents, instruments, certificates of public officials, the Company and the Subsidiary Guarantors and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement, Prospectus, the Underwriting Agreement, dated September 22, 2014, by and among the Company, the Subsidiary Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriting Agreement”), the Indenture and a specimen of the Notes (the “Specimen” and collectively with the Underwriting Agreement and the Indenture, the “Opinion Documents”). In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Subsidiary Guarantors and others.

When used in this opinion letter, the term “Applicable Laws” means Florida and federal laws, rules and regulations that a Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, and the Subsidiary Guarantors; provided, however, that Applicable Laws does not include any law, rule or regulation that is applicable to the Company or the Subsidiary Guarantors solely because such law, rules or regulation is part of a regulatory regime applicable to such or any of its affiliates due to the specific assets or business of such party or affiliate. Further, “Applicable Laws” with respect to the Specified Subsidiary Guarantors also includes the General Corporation Law of the State of California, General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Limited Partnership Act and the Business Corporation Act of 1983 of the State of Illinois.

The GEO Group, Inc.

September 25, 2014

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1. The Company is a Florida corporation that is validly existing and in good standing under Florida law.

2. Based solely on certificates of good standing, each of the Specified Subsidiary Guarantors is a corporation, limited partnership or limited liability company, as applicable, validly existing and in good standing under the laws of the jurisdiction of their incorporation.

3. The Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder.

4. Each of the Specified Subsidiary Guarantors has the entity power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder.

5. The Company has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

6. Each of the Specified Subsidiary Guarantors has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate, limited partnership or limited liability company action.

7. The Base Indenture has been executed and delivered by the Company and the Supplemental Indenture has been executed and delivered by the Company and the Specified Subsidiary Guarantors.

8. The Base Indenture is a legal, valid and binding obligation of the Company and the Supplemental Indenture is a legal, valid and binding obligation of each of the Company and the Subsidiary Guarantors, enforceable against each such party in accordance with its terms.

9. The Notes have been duly authorized, and when the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefit of the Indenture.

10. When the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Note Guarantees will be the legal, valid and binding obligations of the Subsidiary Guarantor which issued such Note Guarantee, enforceable against such Subsidiary Guarantor in accordance with its terms.

The GEO Group, Inc.

September 25, 2014

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration or (vi) limit the waiver of rights under usury laws. With respect to opinion 10, we have, without any investigation on our part, assumed the accuracy, and to the extent necessary in connection with the opinions contained herein, relied upon the opinions dated as of the date hereof furnished to you by: (i) Hughes Gorski Seedorf Odsen & Tervooren, LLC, as to matters of Alaska law; and (ii) Burns, Figa & Will, P.C., as to matters of Colorado law (collectively, the “Local Counsel Opinions”), and our opinions regarding the Subsidiary Guarantors who are the subject of the Local Counsel Opinions are subject to the same qualifications and limitations with respect to matters of Alaska and Colorado law as are expressed in each such Local Counsel Opinion.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

No portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Akerman LLP

AKERMAN LLP

The GEO Group, Inc.

September 25, 2014

ANNEX I

SPECIFIED SUBSIDIARY GUARANTORS

Exact Name of Subsidiary	State or Other Jurisdiction of Incorporation or Formation
GEO RE Holdings LLC	Delaware
Correctional Services Corporation, LLC	Delaware
CPT Limited Partner, LLC	Delaware
CPT Operating Partnership L.P.	Delaware
Correctional Properties Prison Finance LLC	Delaware
Public Properties Development and Leasing LLC	Delaware
GEO Holdings I, Inc.	Delaware
GEO Acquisition II, Inc.	Delaware
GEO Transport, Inc.	Florida
GEO Community Services, LLC	Delaware
Cornell Corrections Management, LLC	Delaware
CCG I, LLC	Delaware
Cornell Corrections of California, Inc.	California
Cornell Corrections of Texas, Inc.	Delaware
Cornell Corrections of Rhode Island, Inc.	Delaware
Cornell Interventions, Inc.	Illinois
Correctional Systems, LLC	Delaware
Cornell Abraxas Group, Inc.	Delaware
WBP Leasing, LLC	Delaware
BII Holding Corporation	Delaware
BII Holding I Corporation	Delaware
Behavioral Holding Corp.	Delaware
Behavioral Acquisition Corp.	Delaware
MCF GP, LLC	Delaware
GEO MCF LP, LLC	Delaware
Municipal Corrections Finance, LP	Delaware
GEO Operations, LLC	Florida
GEO Corrections Holdings, Inc.	Florida
GEO Corrections and Detention, LLC	Florida
GEO Re-entry Services, LLC	Florida
Cornell Abraxas Group OS, LLC	Florida
Cornell Companies of California OS, LLC	Delaware
Cornell Companies of Texas OS, LLC	Delaware
Cornell Interventions OS, LLC	Delaware
Protocol Criminal Justice, Inc.	Florida